UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 16, 2004

MGCC Investment Strategies Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-74914	88-0495105
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7918 Jones Branch Drive, Suite 600, McLean, Virginia		22102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 918-4926

3105 North Rainbow Boulevard, Las Vegas, Nevada 89108
(Former Name or Former Address, if Changed Since Last Report)

Item 1.    Changes in Control of Registrant

On March 16, 2004 (the “Closing Date”), MGCC Investment Strategies Inc. (the “Registrant”), Raymond R. Cottrell and MyTop International Inc., a Virginia corporation (“MyTop International”), consummated the purchase and sale of 20,500,000 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”), pursuant to the Stock Purchase and Subscription Agreement (the “Stock Purchase Agreement”) dated as of March 4, 2004 by and among the Registrant, Raymond R. Cottrell, McKinley Greenfield Capital, Inc. (“McKinley”) and MyTop International.

At the Closing (as defined in the Stock Purchase Agreement), MyTop International purchased 500,000 shares of Common Stock from Raymond R. Cottrell and subscribed for and was issued 20,000,000 shares of Common Stock from the Registrant for an aggregate purchase price of $271,000, including $2,500 which was paid to Raymond R. Cottrell as consideration for the sale of 500,000 shares of Common Stock by him and a consulting fee of $168,500 which was paid to McKinley.  The remaining funds, estimated to be $100,000, net of transaction expenses, are expected to be used by the Registrant for working capital purposes.  The aggregate purchase price was paid out of the working capital of MyTop International.

The consulting fee was paid by MyTop International to McKinley in connection with the structuring of the transactions contemplated by the Stock Purchase Agreement and taking certain actions in order to have the securities of the Registrant quoted on the Over-The-Counter Bulletin Board (“OTCBB”) in accordance with the rules and regulations of the OTCBB.  At the Closing, a portion of the consulting fee in the amount of $133,500 was paid directly to McKinley, and pursuant to an Escrow Agreement by and among The Capital Trust Company of Delaware, McKinley Greenfield Capital, Inc. and MyTop International Inc. dated March 9, 2004 (the “Escrow Agreement”), the balance of the consulting fee in the amount of $35,000 (the “Escrow Amount”), was deposited with the Escrow Agent (as defined in the Escrow Agreement) in accordance with the provisions of the Escrow Agreement.  Pursuant to the Stock Purchase Agreement and the Escrow Agreement, the Escrow Amount is to be released to McKinley upon receipt by MyTop International of written confirmation from the National Association of Securities Dealers, Inc. (“NASD”) that the securities of the Registrant may be quoted on the OTCBB.  However, if MyTop International has not received written confirmation from the NASD during the Escrow Period (as defined in the Escrow Agreement) that the securities of the Registrant may be quoted on the OTCBB, the Escrow Amount will be released and returned to MyTop International.

Prior to the sale of the shares of Common Stock by the Registrant to MyTop International and as a condition of the consummation of the transactions contemplated by the Stock Purchase Agreement, the Registrant increased its authorized capital stock from 40,000,000 shares of Common Stock to 90,000,000 shares of Common Stock in accordance with applicable law.

As a result of the purchase of Common Stock contemplated under the Stock Purchase Agreement, MyTop International became the owner of approximately 96% of the issued and outstanding capital stock of the Registrant, and the Registrant became a majority-owned subsidiary of MyTop International.

Pursuant to the Stock Purchase Agreement, effective as of the Closing Date, Raymond R. Cottrell, the former majority shareholder of the Registrant, who owned approximately 74.8% of the outstanding shares of Common Stock, resigned as the sole director, president, treasurer and secretary of the Registrant.  Rachel (Pin) Kang, a director and president of MyTop International, succeeded Mr. Cottrell as the president and secretary of the Registrant.  At a special meeting of shareholders held on March 30, 2004, Ms. Kang was elected as a director of the Registrant to fill the vacancy created by the resignation of the former sole director, and the size of the Registrant's board of directors was increased to consist of three members.  Zhi Li, chairman of the board of directors and treasurer of MyTop International, and Ye Chen, a director and secretary of MyTop International, were nominated and elected as two additional members of the Registrant’s board of directors to fill the new vacancies.

Item 7.                    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits.

2.01         Stock Purchase and Subscription Agreement by and among Raymond R. Cottrell, MGCC Investment Strategies Inc., McKinley Greenfield Capital, Inc. and MyTop International Inc., dated March 4, 2004 (including Exhibit A included as Exhibit 2.02 hereto).

2.02         Escrow Agreement by and among The Capital Trust Company of Delaware, as Escrow Agent, McKinley Greenfield Capital, Inc. and MyTop International Inc., dated March 9, 2004 (including exhibits and schedule thereto).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGCC INVESTMENT STRATEGIES INC.

	By:	/s/ Rachel (Pin) Kang
Date: March 31, 2004		Rachel (Pin) Kang
President